Exhibit 99.2
Additional Information about Non-GAAP Financial Measures Available on the
Corporation’s Web Site
From time to time management may publicly disclose certain “non-GAAP financial measures” in the course of our financial presentations, earnings releases, earnings conference calls, and otherwise. For these purposes, the SEC defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements, and vice versa for measures that include amounts, or is subject to adjustments that effectively include amounts, that are excluded from the most directly comparable measure so calculated and presented. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.
Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.
Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we will also generally present, on this Web site, the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference with such comparable GAAP financial measure.
One such non-GAAP financial measure we may present from time to time is Earnings before Interest, Income Taxes, Depreciation, Depletion and Amortization (“EBITDA”). EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net earnings (loss), operating earnings (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Corporation’s management believes that EBITDA may provide additional information with respect to the Corporation’s performance or ability to meet its future debt service, capital expenditures and working capital requirements. Because EBITDA excludes some, but not all, items that affect net earnings and may vary among companies, the EBITDA presented by Martin Marietta Materials may not be comparable to similarly titled measures of other companies. Martin Marietta Materials calculates EBITDA as:
Net earnings (loss) before interest expense, income tax expense (benefit) and depreciation, depletion and amortization expense. EBITDA is also before the cumulative effect of a change in accounting principle, if applicable.
The following tables present Martin Marietta Materials’ reconciliations between net income and net cash provided by operating activities to EBITDA for the years 1994 to 2006, quarterly and year-to-date periods in 2006 and 2007 (see Web site for tables)

Another non-GAAP financial measure we may present from time to time is Consolidated Debt-to-Consolidated EBITDA for the trailing twelve month EBITDA. Consolidated Debt-to-Consolidated EBITDA is calculated as total long-term debt divided by Consolidated EBITDA, as defined, for the trailing twelve months. Consolidated EBITDA is generally defined as earnings before interest expense, income tax expense, and depreciation, depletion and amortization expense for continuing operations. Additionally, stock-based compensation expense is added back and interest income is deducted in the calculation of Consolidated EBITDA. Certain other nonrecurring items and noncash items, if they occur, can affect the calculation of Consolidated EBITDA.
The Corporation presents this ratio, as it is a covenant within the Corporation’s $250,000,000 five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months can not exceed 2.75 to 1.00 as of the end of any fiscal quarter. The covenant has certain exceptions related to qualifying acquisitions, as defined. The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months at March 31, 2007 (see Web site for tables)
Other non-GAAP measures we may present from time to time are gross margin excluding freight and delivery revenues and operating margin excluding freight and delivery revenues. The Corporation calculates gross margin excluding freight and delivery revenues as gross profit divided by net sales and operating margin excluding freight and delivery revenues as earnings from operations divided by net sales. The Corporation presents these ratios calculated based on net sales as opposed to total revenues, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results given that freight and delivery revenues represent pass-through income and have no mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles. The following tables calculate gross margin and operating margin in accordance with generally accepted accounting principles, reconcile total revenues to net sales and calculate gross margin excluding freight and delivery revenues and operating margin excluding freight and delivery revenues for the three months ended March 31, 2007 and 2006 (see Web site for tables)
An additional non-GAAP measure we have presented from time to time is debt-to-capitalization, net of available cash and investments. The Corporation calculates the ratio by using adjusted debt, as it believes using available cash and investments to hypothetically reduce outstanding debt provides a more appropriate evaluation of the Corporation’s leverage to incur additional debt. The majority of the Corporation’s debt is not redeemable prior to maturity. The following tables calculate the Corporation’s debt-to-capitalization ratio at March 31, 2007 and March 31, 2006 using total debt and total capital per the balance sheet, reconciles total capital using adjusted debt to total capital per the balance sheet and calculates total debt-to-capitalization, net of available cash and investments (see Web site for tables)
Another non-GAAP financial measure we may present from time to time is Free Cash Flow. Martin Marietta Materials calculates Free Cash Flow as:
Net cash provided by operating activities less capital expenditures and dividends paid. Proceeds from divestitures of assets are then added to determine Free Cash Flow.
The following table reconciles net cash provided by operating activities to free cash flow for the years 2002 to 2006 (see Web site for table)

The following tables reconcile:
•	Earnings per diluted share for the quarter and year ended December 31, 2006 to earnings per diluted share excluding writeoff of composite trailer business;

•	Earnings per diluted share for the year ended December 31, 2005 to earnings per diluted share excluding favorable tax items and the pro forma effect of expensing stock options; and

•	Earnings per diluted share to earnings per diluted share excluding discrete income tax events and land sale gains for the quarters ended September 30, 2006 and 2005. (see Web site for tables)